Exhibit 99.1

NEWS RELEASE
Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.goHastings.com

Hastings Entertainment, Inc. Enters into Second Amendment to its Credit Facility

AMARILLO, Texas – Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment superstore retailer, on January 4, 2013, entered into a second amendment to its credit facility with Bank of America, N.A.

The Second Amendment extends the maturity date of the loan agreement from July 22, 2014 to January 4, 2017. There are no other changes in terms or conditions.

“Amending our loan agreement allows us to maintain our low cost of capital and provide financial flexibility and liquidity through January 2017,” said John H. Marmaduke, Chief Executive Officer and Chairman. “We appreciate the strong working relationship that we have with Bank of America, N.A.”

To obtain the complete text of the Second Amendment, please refer to our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 7, 2013. This document is available at www.sec.gov or at our investor relations website located at www.gohastings.com.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, as well as trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 137 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate three concept stores, Sun Adventure Sports, located in Amarillo, Texas and Lubbock, Texas, and TRADESMART, located in Littleton, Colorado.

We also operate www.goHastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.